CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 29, 2024, relating to the financial statements and financial highlights of Primark Meketa Private Equity Investments Fund (formerly, Primark Private Equity Investments Fund) for the year ended March 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information.

/s/Cohen & Company, LTD.

COHEN & COMPANY, LTD.

Chicago, Illinois

July 29, 2024